Exhibit 10.125

Amendment of Stock Option Agreements.

     On May 24, 2005, the Board of Directors of Interland, Inc. (“Interland”, or the “Company”) approved an amendment to all of the Company’s unvested, outstanding stock options held by current officers, employees or directors for which the exercise price exceeds the closing price on the Nasdaq Stock Market as of that date. The amendment provides that the vesting of such will be accelerated such that the options will become fully exercisable as of May 31, 2005. All of the Company’s 286,139 unvested options have exercise prices which qualify for the amendment. The other terms and conditions of the stock options will remain unchanged.

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